                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Computervision Corporation:

     We have audited the accompanying consolidated balance sheets of Computervision Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computervision Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed further in Note 15, subsequent to March 27, 1997, the original date of our report, (except with respect to the matter discussed in Note 4, as to which the date is April 15, 1997), the Company has experienced significant shortfalls in revenue, has incurred significant losses from operations, and, based on unaudited financial statements, has significant negative working capital at September 28, 1997. These factors, among others, as described in Note 15, create substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 27, 1997 (except with
respect to the matter discussed
in Note 4, as to which the
date is April 15, 1997 and the
matters discussed in Note 15,
as to which the date is
November 10, 1997)

                          COMPUTERVISION CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                        December 31,         December 31,
                                                                           1995                 1996
                                                                     ----------------     ----------------
                                              ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                $50,979              $38,565
    Accounts receivable, less allowance for doubtful
      accounts of $3,623 and $2,929, respectively                             92,271              102,509
    Current deferred income taxes                                             16,444                7,448
    Prepaid expenses and other current assets                                 18,003               16,019
                                                                     ----------------     ----------------
        TOTAL CURRENT ASSETS                                                 177,697              164,541
PROPERTY AND EQUIPMENT, AT COST
    Land, buildings and leasehold improvements                                41,367               35,524
    Production and test equipment                                              7,230                4,777
    Computer systems and spares                                               99,780               67,001
    Office equipment and other                                                22,261               19,251
                                                                     ----------------     ----------------
                                                                             170,638              126,553
    Less - accumulated depreciation                                         (124,230)             (95,498)
                                                                     ----------------     ----------------
PROPERTY AND EQUIPMENT, NET                                                   46,408               31,055
                                                                     ----------------     ----------------
DEFERRED INCOME TAX ASSETS                                                    10,766                4,113
CAPITALIZED SOFTWARE                                                           2,105                1,276
DEFERRED FINANCE COSTS                                                         5,344                3,734
OTHER ASSETS                                                                   4,597                3,626
                                                                     ----------------     ----------------
                                                                            $246,917             $208,345
                                                                     ================     ================

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
 CURRENT LIABILITIES
    Accounts payable                                                         $27,259              $19,776
    Notes payable and current portion of long-term debt                        9,186                9,888
    Accrued compensation, severance and related costs                         61,722               57,482
    Deferred revenue and customer advances                                    39,148               40,503
    Accrued and deferred income taxes                                         31,910               15,019
    Other current liabilities and accrued expenses                            90,977               81,822
                                                                     ----------------     ----------------
        TOTAL CURRENT LIABILITIES                                            260,202              224,490
                                                                     ----------------     ----------------
DEFERRED INCOME TAXES                                                         27,284               30,174
LONG-TERM DEBT, LESS CURRENT PORTION                                         222,641              217,346
OTHER LONG-TERM LIABILITIES                                                   74,516               53,110
COMMITMENTS AND CONTINGENCIES (see Notes 2, 6 and 13)
STOCKHOLDERS' DEFICIT
    Preferred stock, $0.01 par value; 5,000,000 shares
      authorized; none issued and outstanding
    Common stock, $0.01 par value; 100,000,000 shares
      authorized; 62,815,017 and 63,509,999 shares,
      respectively, issued and outstanding                                       628                  635
    Capital in excess of par value                                         1,183,056            1,186,109
    Retained deficit                                                      (1,533,351)          (1,511,148)
    Cumulative translation adjustment                                         11,941                7,629
                                                                     ----------------     ----------------
         TOTAL STOCKHOLDERS' DEFICIT                                        (337,726)            (316,775)
                                                                     ----------------     ----------------
                                                                           $246,917             $208,345
                                                                     ================     ================

  The accompanying notes are an integral part of these consolidated financial statements.

                          COMPUTERVISION CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
             For The Years Ended December 31, 1994, 1995 and 1996
                     (In thousands, except per share data)


                                                        1994                 1995                  1996
                                                   ----------------     ----------------      ---------------
SOFTWARE REVENUE
    Product                                               $163,199             $163,716             $191,728
    Services                                               122,980              122,885              111,087
                                                   ----------------     ----------------      ---------------
       TOTAL SOFTWARE REVENUE                              286,179              286,601              302,815
OTHER SERVICES REVENUE                                     287,458              220,473              174,384
                                                   ----------------     ----------------      ---------------
       TOTAL REVENUE                                       573,637              507,074              477,199
COST OF SALES
  Software
        Product                                             30,218               17,181               16,382
        Services                                            72,682               70,704               67,748
  Other Services                                           196,743              154,870              134,686
                                                   ----------------     ----------------      ---------------
       TOTAL COST OF SALES                                 299,643              242,755              218,816
                                                   ----------------     ----------------      ---------------
GROSS PROFIT                                               273,994              264,319              258,383
SELLING AND ADMINISTRATIVE EXPENSE
  Software                                                 117,503              113,611              119,465
  Other Services                                            37,720               26,900               23,501
RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSE
  Software                                                  57,223               41,533               40,144
  Other Services                                             2,096                1,600                  700
NON-RECURRING CHARGES
  Software                                                      --                   --               14,500
  Other Services                                                --                   --                5,000
                                                   ----------------     ----------------      ---------------
OPERATING INCOME
  Software                                                   8,553               43,572               44,576
  Other Services                                            50,899               37,103               10,497
                                                   ----------------     ----------------      ---------------
     Total                                                  59,452               80,675               55,073
INTEREST AND OTHER EXPENSE, NET                             49,681               44,924               30,806
                                                   ----------------     ----------------      ---------------
INCOME BEFORE INCOME TAXES                                   9,771               35,751               24,267
PROVISION FOR INCOME TAXES                                      --                5,005                2,610
                                                   ----------------     ----------------      ---------------
NET INCOME BEFORE EXTRAORDINARY CHARGE                       9,771               30,746               21,657
EXTRAORDINARY CHARGE                                            --               (7,930)                  --
                                                   ----------------     ----------------      ---------------
NET INCOME                                               $   9,771             $ 22,816             $ 21,657
                                                   ================     ================      ===============
EARNINGS (LOSS) PER SHARE
Earnings before extraordinary charge                    $     0.20           $     0.58           $     0.33
Extraordinary Charge                                            --                (0.15)                  --
                                                   ----------------     ----------------      ---------------
    Net Earnings                                        $     0.20           $     0.43           $     0.33
                                                   ================     ================      ===============
WEIGHTED AVERAGE SHARES OUTSTANDING                         48,367               52,591               64,784
                                                   ================     ================      ===============

  The accompanying notes are an integral part of these consolidated financial statements.

                          COMPUTERVISION CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             For the Years Ended December 31, 1994, 1995 and 1996
                                (In thousands)

                                                   Common Stock               Capital
                                          ------------------------------     in Excess                      Cumulative
                                              Number            Par            of Par      Accumulated     Translation
                                            of Shares          Value           Value         Deficit        Adjustment
                                          -------------    -------------   -------------- -------------   --------------
BALANCE AT DECEMBER 31, 1993                    48,183              482        1,024,704    (1,565,222)           9,859
   Issuance of Common Stock under
     employee stock purchase plan                  227                2              669             0                0
   Restricted Stock Compensation                     0                0              257             0                0
   Minimum pension liability adjustment              0                0                0         7,824                0
   Translation adjustment                            0                0                0             0            2,241
   Net income                                        0                0                0         9,771                0
                                          -------------    -------------   -------------- -------------   --------------
BALANCE AT DECEMBER 31, 1994                    48,410              484        1,025,630    (1,547,627)          12,100
   Issuance of Common Stock under
     employee stock purchase plan                  165                2              671             0                0
   Issuance of Common Stock under
      stock option plan                            440                4            1,748             0                0
   Restricted Stock Compensation                     0                0              514             0                0
   Issuance of Common Stock, net of
      underwriting fees and expenses            13,800              138          154,493             0                0
   Minimum pension liability adjustment              0                0                0        (8,540)               0
   Translation adjustment                            0                0                0             0             (159)
   Net income                                        0                0                0        22,816                0
                                          -------------    -------------   -------------- -------------   --------------
BALANCE AT DECEMBER 31, 1995                    62,815              628        1,183,056    (1,533,351)          11,941
   Issuance of Common Stock under
     employee stock purchase plan                   83                1              678             0                0
   Issuance of Common Stock under
      stock option plan                            612                6            2,375             0                0
   Minimum pension liability adjustment              0                0                0           546                0
   Translation adjustment                            0                0                0             0           (4,312)
   Net income                                        0                0                0        21,657                0
                                          =============    =============   ============== =============   ==============
BALANCE AT DECEMBER 31, 1996                    63,510         $    635      $ 1,186,109  $  (1,511,148)      $   7,629
                                          =============    =============   ============== =============   ==============

 The accompanying notes are an integral part of these consolidated financial statements.

                          COMPUTERVISION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1994, 1995 and 1996
                                (In thousands)


                                                                    1994                1995               1996
                                                               --------------      --------------      --------------
CASH FLOWS FROM (USED FOR) OPERATIONS
    Net income                                                        $9,771             $22,816             $21,657
    Add items not requiring cash:
        Depreciation of property and equipment                        42,460              25,093              21,748
        Amortization of intangibles                                   14,474               5,864               1,715
        Amortization of finance costs and debt discounts               3,404               5,290               2,911
        Provision for doubtful accounts                                7,701                  88                 212
        Provision (benefit) for deferred income taxes                  1,216                  67                  17
        Write-off of purchased in process R&D                             --                  --               3,500
    Changes in assets and liabilities:
        Accounts receivable                                           74,070              14,212             (11,306)
        Prepaid expenses and other                                    15,497              (1,752)              3,997
        Accounts payable, accrued expenses and income taxes         (177,758)            (57,917)            (36,510)
        Other                                                         (1,336)             (1,800)                (59)
                                                               --------------      --------------      --------------
            Total cash flows from (used for) operations              (10,501)             11,961               7,882
                                                               --------------      --------------      --------------
INVESTING ACTIVITIES
    Expenditures for property and equipment                          (15,116)             (9,172)            (11,479)
    Decrease in other assets                                             693               2,521                (643)
    Acquisitions                                                           0                   0              (1,070)
                                                               --------------      --------------      --------------
        Total cash flows used for investments                        (14,423)             (6,651)            (13,192)
                                                               --------------      --------------      --------------
FINANCING ACTIVITIES
    (Decrease) increase in notes payable                               7,739              (4,927)                465
    Payments on long-term borrowings                                  (2,035)           (126,655)             (6,360)
    Net proceeds from Stock Offering                                       -             154,631                   -
    Proceeds from issuance of Common Stock                               671               2,425               3,060
                                                               --------------      --------------      --------------
       Total cash from (used for) financing activities                 6,375              25,474              (2,835)
                                                               --------------      --------------      --------------
    Foreign exchange impact on cash                                   (5,563)              4,955              (4,269)
                                                               --------------      --------------      --------------
    Net increase (decrease) in cash and cash equivalents             (24,112)             35,739             (12,414)
    Cash and cash equivalents at beginning of period                  39,352              15,240              50,979
                                                               --------------      --------------      --------------
    Cash and cash equivalents at end of period                       $15,240             $50,979             $38,565
                                                               ==============      ==============      ==============
    Supplementary data requirements:
        Cash interest paid                                           $45,295             $48,066             $27,299
        Cash taxes paid (refunded)                                   ($4,508)              ($373)               $957

 The accompanying notes are an integral part of these consolidated financial statements.

                          COMPUTERVISION CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Amounts in thousands, except per share data)

(1) ORGANIZATION AND RECAPITALIZATION

           Computervision Corporation (the "Company") develops, produces and markets software and provides support services that are designed to aid manufacturing companies in enhancing their product development and manufacturing processes. The Company's principal products include design automation and product data management software. Manufacturers use the Company's software to design, enhance and modify their products and to access, share and manage their product data collaboratively. The Company's support services include implementation, consulting and training services designed to assist customers in reengineering their product development processes and in increasing productivity.

           In 1989, DR Holdings Inc. of Delaware ("DR Holdings") acquired the Company (the "Acquisition") in a purchase transaction. In August 1992, the Company completed a recapitalization (the "Recapitalization"), which included the sale of $300,000 of common stock and $300,000 of notes to the public. The proceeds were used to retire debt. In addition, a loan from Lehman Brothers Holdings Inc. ("Lehman Holdings") was retired through the payment of cash and the issuance of common stock of the Company. As a result of the Recapitalization, and subsequent liquidation of DR Holdings, the common stock of the Company owned by DR Holdings was distributed to the creditors.

           On October 25, 1995, the Company completed a public offering of 13,800 shares of common stock at $12.00 per share. The net proceeds from this sale, approximately $155,000, were applied on December 4, 1995 to the redemption in full of the outstanding $125,000 Senior Notes due in 1997. The total cost of the redemption, including the redemption premium and interest accrued to the redemption date, was approximately $135,000.

OPERATING ENVIRONMENT

           See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of the Company's current operating environment and revenue trends.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

MANAGEMENT ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

           In accordance with AICPA Statement of Position 91-1 "Software Revenue Recognition", revenue from software sales is recognized at the time the product is delivered, if collection is probable. Revenue from post-contract and other services is deferred and recognized ratably over the contractual period. Revenue from consulting and training services is recognized as the services are provided.

TRANSLATION OF FOREIGN CURRENCIES AND HEDGING INSTRUMENTS

           Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the period-end exchange rates, while equity accounts are translated at historical rates. Revenues and expenses are translated at the average exchange rates during the period.

           The Company enters into forward foreign exchange contracts to hedge firm intercompany balances. The Company does not engage in speculation and, therefore, the forward exchange contracts do not subject the Company to risk due to exchange rate movements as gains and losses on these contracts offset losses and gains on the assets or liabilities of the transactions being hedged. As of December 31, 1996 and 1995, the Company had $9,933 and $1,451 of net forward exchange contracts outstanding, 65% and 84% of which were in European currencies, respectively. The forward exchange contracts generally have maturities of three months or less.

PROPERTY AND EQUIPMENT

           The Company provides for depreciation and amortization by charges to operations on the straight-line method in amounts estimated to expense the cost of buildings, equipment and improvements over their estimated useful lives as follows:


                   ASSET CLASSIFICATION                     USEFUL LIVES
        ------------------------------------------------    ------------
        Buildings and leasehold improvements                 3-30 years
        Production and test equipment                        3-8 years
        Computer systems and spares                          3-5 years
        Office equipment and other                           3-8 years

           Maintenance and repairs are charged to operations as incurred. When equipment and improvements are fully depreciated, sold or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in the results of operations.

CAPITALIZATION OF SOFTWARE DEVELOPMENT COSTS

           In accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed", the Company has capitalized certain computer software development costs. During the years ended December 31, 1996, 1995 and 1994 the Company capitalized $0, $0 and $1,545 of software costs, respectively. The capitalized software is being amortized over lives ranging from three to five years. The Company charged to expense $14,215, $5,359 and $1,715 of amortization of capitalized software costs for the years ended December 31, 1994, 1995 and 1996, respectively.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

           In 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", with no material impact on the financial position or results of operations.

STOCK-BASED COMPENSATION

           Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". The Company has elected to continue to account for stock options at intrinsic value under APB Opinion No. 25 with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis (See Note 11 "Stock Plans").

INCOME TAXES

           The Company adopted the liability method of accounting for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" as of January 1, 1993 with no cumulative effect of a change in accounting for income taxes on the reported results of operations.

RECLASSIFICATIONS

           Certain prior year balances in the financial statements have been reclassified to conform to the current year financial statement presentation.

EARNINGS/LOSS PER SHARE

           Earnings/Loss Per Share for the years ended December 31, 1994, 1995 and 1996 have been computed based upon the weighted average number of shares of Common Stock and equivalents outstanding, if dilutive, during the year. Fully diluted net income per share for all periods has not been presented as it is not materially different from primary net income per share. On October 25, 1995, the Company completed a public offering of 13,800 shares of common stock. The net proceeds of approximately $155,000 were applied on December 4, 1995 to the redemption in full of the outstanding $125,000 Senior Notes due in 1997. If this transaction had occurred as of January 1, 1995, the net earnings per share for 1995 would have been $0.55 vs the reported $0.43.

(3) CASH, CASH EQUIVALENTS AND FINANCIAL INSTRUMENTS

           The Company classifies all cash investments with an original maturity of less than ninety days as cash equivalents and values them at cost which approximates market. The Company's policy is to invest cash primarily in income producing short-term money market instruments and to keep uninvested cash balances at minimum levels.

           Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. As of December 31, 1996, the Company had no significant concentrations of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

           The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value: (i) forward foreign exchange contracts (used for hedging purposes) were estimated by obtaining quotes from brokers and (ii) long-term debt was estimated based on the closing market price of the issue for the Senior Subordinated Notes and based upon the most recent quoted market prices for the 8% Convertible Subordinated Debentures.

           The estimated fair values of the Company's financial instruments at December 31, 1995 and 1996 are as follows:

                                                                            1995                                 1996
                                                               --------------------------------     --------------------------------

                                                                 Carrying            Fair             Carrying            Fair
                                                                   Value             Value              Value             Value
                                                               --------------    --------------     --------------    --------------

Forward foreign exchange contracts - net payable                         $67               $68               $201              $205
Long-term debt:
     8% Convertible Subordinated Debentures                           36,066            46,822             36,654            50,322
     11 3/8% Senior Subordinated Notes                               175,000           182,823            175,000           182,035

           The Company would not be able to sell its forward foreign exchange contracts without exposing the Company to significant risk of movements in foreign exchange rates. Also, certain financing agreements prohibit repurchase or redemption of the long-term debt before its maturity.

(4) NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt at December 31, 1995 and 1996 consisted of the following:

                                                                           1995               1996
                                                                      --------------     --------------
Notes Payable:
     Notes Payable to banks                                                  $2,812             $3,277
     Revolving Credit Facility                                                    -                  -
                                                                      ==============     ==============
          Total Notes Payable                                                $2,812             $3,277
                                                                      ==============     ==============
Long-Term Debt:
     8% Convertible Subordinated Debentures, due 2009, net of
        unamortized discount of $19,019 and $17,456 and
         current portion of $975 and $5,500, respectively                   $35,091            $31,154
     11 3/8% Senior Subordinated Notes, due 1999                            175,000            175,000
     Other Long-Term Debt, less current portion of $5,399 and $1,111         12,550             11,192
                                                                      ==============     ==============
        Total Long-Term Debt, less current portion                         $222,641           $217,346
                                                                      ==============     ==============

           The average amount of short-term borrowing outstanding during 1996 was $1,256, with a maximum outstanding of $11,500. The weighted average interest rates on December 31, 1996 and for the year then ended was 9.25%.

NOTES PAYABLE TO BANKS

           Notes payable to banks at December 31, 1995 and 1996 consisted of borrowings by the Company's international subsidiaries under certain of the Company's lines of credit. Borrowings under such lines bear interest at prevailing or negotiated rates.

REVOLVING CREDIT ARRANGEMENTS

           On November 17, 1995, the Company entered into a three-year, $50,000 credit facility (the "Revolving Credit Facility") with Bankers Trust Company (Fleet Bank of Massachusetts later became a co-agent) to replace the existing Revolving Credit Agreement.

           The Revolving Credit Facility provided for a revolving line of credit (the "Revolving Credit Line") of $50,000 for working capital and for sinking fund payments on the Company's 8% Convertible Subordinated Debentures (unpaid principal balance of $54,110 at December 31, 1996), of which $20,000 is available for letters of credit. Pursuant to the terms of the Revolving Credit Facility, the Company has granted the lenders a security interest in all of the Company's U.S. assets. Letters of credit outstanding at December 31, 1996 were $8,521 and there were no borrowings outstanding. The Revolving Credit Facility requires the Company to satisfy certain financial and other covenants. As a result of the non-recurring charges of $19,500 in the fourth quarter of 1996 (See Note 5 "Non-recurring Charges") and an expected non-recurring charge of $7,000 in the first quarter of 1997, the Company would not have satisfied the financial covenants of its Revolving Credit Facility. As a result, the Company and its lending banks signed an amendment which modifies the financial covenants through December 31, 1997. The Company also agreed with its banks that it would amend the Revolving Credit Facility to provide for a borrowing base limitation and would limit outstanding borrowings to $18,800 including letters of credit ($3,800 outstanding at March 27, 1997) until the facility is so amended.

Loans under the Revolving Credit Facility will bear interest at a Base Rate or Eurodollar rate, as selected by the Company, plus an Applicable Margin. On December 31, 1996, the rates ranged from 7.5% to 9.25%.

           Due to the substantial shortfall in revenue for the quarter ended March 30, 1997, the Company was unable to satisfy certain of the financial covenants, as amended, under the Revolving Credit Facility (under which no borrowings were outstanding) ("Bank Covenants"). On April 15, 1997, the Company reached an agreement with its lending banks to waive the default in the Bank Covenants for the quarter ended March 30, 1997, to amend the Bank Covenants to conform with the Company's revised business plan for 1997, and to implement a borrowing base limitation (the "April 1997 Amendment"). Pursuant to the terms of the April 1997 Amendment, the Company may borrow funds secured by the accounts receivable of the Company, Computervision Pty. Limited (Australia), Computervision S.A. (France), Computervision GmbH (Germany) and Computervision Limited (U.K.). Until such time as the April 1997 Amendment is executed, the Company may borrow on its U.S. accounts receivable ($8,800 at March 30, 1997). Thereafter, until the security interests are perfected, the Company may borrow the lesser of the borrowing base limitation and (1) $25,000 for the period from April 15, 1997 to June 30, 1997, and (ii) $35,000 thereafter. In addition, the April 1997 Amendment also limits the borrowings outstanding at the end of each fiscal quarter ($18,000 for the second quarter of 1997, $21,000 for the third quarter of 1997 and $16,000 for each subsequent quarter), and increases the interest rate to LIBOR plus 2.5% for borrowings of $25,000 or less and LIBOR plus 3% for borrowings greater than $25,000.

           Because the Company's borrowings under the amended Revolving Credit Facility will be limted to a fixed percentage of the Company's accounts receivable, the Company's ability to fund its operations over the short term is dependent upon its success in achieving its revised business plan for 1997. If the Company is unsuccessful in achieving its business plan, its short-term liquidity will be adversely impacted, which could require a curtailment of certain business activities that in turn could have a material adverse effect on the Company's business.

CONVERTIBLE SUBORDINATED DEBENTURES

           The 8% Convertible Subordinated Debentures due December 1, 2009 are convertible into cash at the rate of 33.33% of the principal amount at any time prior to maturity at the option of the holder. No material conversions occurred during the years ended December 31, 1994, 1995 and 1996. At the time of the Acquisition, the 8% Convertible Subordinated Debentures were revalued to reflect their current market values. The discount is being amortized to interest expense over the remaining life of the debentures. A sinking fund requirement to retire $5,500 principal amount of debentures per year began in December 1995. The December 1995 sinking fund requirement was satisfied by delivery for cancellation of debentures held by the Company. The December 1996 sinking fund requirement was satisfied in part by delivery for cancellation of $4,525 principal amount of debentures held by the Company. The remaining requirement was satisfied by purchase and delivery of $975 principal amount of debentures.

SENIOR NOTES AND SENIOR SUBORDINATED NOTES

           The Company's previous Senior Notes bore interest at 10 7/8% per annum with semi-annual interest payments due February 15 and August 15, commencing February 15, 1993. The Senior Notes were to mature on August 15, 1997 and were redeemable in whole or in part at the option of the Company on or after August 15, 1995, at 104.35% of the principal amount thereof and on or after August 15, 1996 at 102.175% of the principal amount thereof, in each case together with accrued interest to the date of redemption.

           On October 25, 1995 the Company completed a public offering of 13,800 shares of common stock at $12 per share. The net proceeds from this sale, approximately $155,000, were applied on December 4, 1995 to the redemption in full of the outstanding $125,000 Senior Notes due in 1997. The total cost of the redemption, including the redemption premium and interest accrued to the redemption date, was approximately $135,000.

           The Senior Subordinated Notes bear interest at 11 3/8% per annum with semi-annual interest payments due February 15 and August 15, commencing on February 15, 1993. The Senior Subordinated Notes mature on August 15, 1999 and are redeemable in whole or in part at the option of the Company on or after August 15, 1997, at 101.896% of the principal amount thereof, and on or after August 15, 1998 at 100% of the principal amount thereof, in each case together with accrued interest to the date of redemption.

           The Senior Subordinated Note indenture contains certain restrictions on the payment of annual dividends and specifies certain events of default.

INTEREST AND OTHER EXPENSE, NET

           Interest and Other Expense, net for the years ended December 31, 1994, 1995 and 1996 consists of the following:

                                              1994                  1995                 1996
                                        -----------------     -----------------    -----------------
Interest income                           $       (1,307)        $      (1,864)       $      (1,750)
Interest expense to third parties                 46,741                46,113               32,277
Interest expense to related parties                2,030                     -                    -
Other expense, net                                 2,217                   675                  279
                                        -----------------     -----------------    -----------------
     Interest and other, net               $      49,681         $      44,924        $      30,806
                                        =================     =================    =================

(5) NON-RECURRING CHARGES

           The 1996 results include a non-recurring charge of $14,500 which includes $3,500 related to the fair value of purchased in process R&D associated with the acquisition of 3rd Angle Ltd., a UK-based technology company. This in process R&D had not yet reached technological feasibility and had no alternative future use. The balance relates to $11,000 of restructuring costs associated with the implementation of ongoing cost savings (primarily personnel reductions of approximately 100 positions in R&D, sales and marketing, and the closing of facilities). The 1996 results also include a non-recurring charge of $5,000 associated with the write-off of fees and expenses incurred in connection with the terminated agreement to sell the Open Service Solutions business to J.F. Lehman & Company. There were no non-recurring charges in 1995 or 1994.

 (6) CAPITAL LEASES, LEASE COMMITMENTS AND RENT EXPENSE

           The Company conducts its operations primarily in leased facilities under lease arrangements expiring on various dates through the year 2014. Certain long-term capital leases have been included in Property and Equipment and Long-Term Debt in the accompanying consolidated balance sheets.

           Future minimum lease payments under capital and operating leases with initial terms of one year or more are as follows:

                                                            Capital           Operating
                Year Ending December 31,                     Leases             Leases
           ------------------------------------           ---------------    ---------------
            1997                                                 $2,348            $30,812
            1998                                                  2,359             25,859
            1999                                                  2,359             21,218
            2000                                                  1,799             18,873
            2001                                                  1,647             15,863
            Thereafter                                            4,722             71,026
                                                         ---------------    ===============
            Total minimum lease payments                         15,234           $183,651
                                                                            ===============
            Less: Amount representing
              interest on capital leases                          5,531
                                                         ===============
            Present value of minimum lease
             payments at December 31, 1996                       $9,703
                                                         ===============

           Total rent payments for the Company (including vacant or partially vacant leased premises) for the years ended December 31, 1994, 1995 and 1996 were $70,440, $59,049 and $40,105, respectively.

           As a result of the Acquisition and the subsequent reorganization of the Company (as discussed in Notes 1 and 5), certain of the above facilities have been considered excess. The Company has accrued $72,500 and $61,500 at December 31, 1995 and 1996, respectively, in connection with its net vacant facility obligations.

(7) PROVISION FOR INCOME TAXES

           The components of domestic and foreign income (loss) from operations before income taxes were as follows:

                                                      1994                1995                1996
                                                 ----------------    ----------------    ----------------
Domestic                                                ($14,129)            $10,869             $17,187
Foreign                                                   23,900              24,882               7,080
                                                 ================    ================    ================
Total income before income taxes                          $9,771             $35,751             $24,267
                                                 ================    ================    ================


           Significant components of the provision for income taxes by taxing jurisdiction are as follows:

                                                       1994                1995                1996
                                                  ----------------    ----------------    ----------------
Current:
     Federal                                                   $0                $150                  $0
     Foreign                                               (1,216)              4,388               2,501
     State                                                      0                 400                  92
                                                  ----------------    ----------------    ----------------
        Total current                                      (1,216)              4,938               2,593
Deferred:
     Federal                                                    0                   0                   0
     Foreign                                                1,216                  67                  17
     State                                                      0                   0                   0
                                                  ----------------    ----------------    ----------------
        Total deferred                                      1,216                  67                  17
                                                  ================    ================    ================
Total income tax provision                                     $0              $5,005              $2,610
                                                  ================    ================    ================

           The components of deferred tax assets, valuation allowance and deferred tax liabilities are as follows:

                                                                           DECEMBER 31,
                                                                 ----------------------------------
                                                                      1995               1996
                                                                 ---------------    ---------------
Deferred tax assets and valuation allowance:
     Restructuring reserves and accruals                                $35,799            $32,985
     Other reserves and accruals not yet deductible                      16,647             17,633
     Book over tax depreciation                                             606              9,591
     Liabilities assumed in purchase business combination                 3,230              1,824
     Tax loss carryforwards                                             167,221            152,701
     General business credit carryforward                                17,199             17,053
     Alternative minimum tax credit carryforward                          1,769              1,825
     Valuation allowance                                               (188,052)          (182,945)
                                                                 ---------------    ---------------
        Total net deferred tax assets                                    54,419             50,667
Deferred tax liabilities:
     Other expenses previously deducted on tax return                     3,881                935
     Assets acquired in purchase business combination                     7,076              6,287
     Investment in foreign subsidiaries                                  43,529             43,529
                                                                 ---------------    ---------------
        Total deferred tax liabilities                                   54,486             50,751
                                                                 ===============    ===============
             Net deferred tax asset and liabilities                        ($67)              ($84)
                                                                 ===============    ===============

           SFAS 109 requires recognition of income tax benefits for loss carryforwards, credit carryforwards, and certain temporary differences. The net tax benefits have been reduced by a valuation allowance as they do not satisfy the recognition criteria set forth in SFAS 109. Of the valuation allowance at December 31, 1996 $7,083 will be recorded directly in equity when realized related to stock option benefits and minimum pension liability adjustments.

           For U.S. tax return purposes at December 31, 1996, the Company has $469,809 of loss carryforwards and $18,878 of federal income tax credits which should be available to reduce future income tax liabilities. These loss carryforwards will expire beginning in 2003 through 2011 and the federal credit carryforwards will expire in 1997 through 2003. The Company also has $111,866 of foreign loss carryforwards at December 31, 1996. These foreign loss carryforwards will expire beginning in 1997.

           The NOLs and tax credit carryforwards generally should be available to be carried forward to future years. However, Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), contains provisions which limit a corporation's use of NOLs and tax credits after a change of more than 50% of the ownership of the corporation. Subject to these limitations, the NOLs generally are available to offset a taxpayer's taxable income in future years. In 1996, a change of more than 50% of the ownership of the corporation occurred which results in an annual limitation on the usage of NOLs of approximately $40,000 to $50,000. Although the Company has computed its NOLs and reported them to the Internal Revenue Service (the "IRS") in a manner that indicates that they generally will be available to be used to offset the Company's taxable income in future years, there is a significant possibility that the IRS will disagree with the Company's determination of the amount of NOLs that could be so used. In such event, if the IRS were to prevail, the use of a portion or all of the Company's NOLs could be disallowed.

           The U.S. federal statutory tax rate on corporations was 35% in 1994, 1995 and 1996. A reconciliation between the Company's effective tax rate (provision for income taxes as a percentage of income/loss before income taxes) and the statutory tax rate is as follows:

                                              1994             %            1995            %            1996           %
                                          --------------  ------------ --------------- ------------  ------------- ------------
Tax provision (benefit) at federal
 statutory rate                                  $3,420         35.0%         $12,514        35.0%         $8,494        35.0%
Increase (reduction) due to:
     Difference between U.S. tax rate and
        tax rate rates used in other
        jurisdictions                             4,120         42.2%         (2,752)        -7.7%            719         3.0%
     State taxes, net of federal income
        tax benefit                                  0          0.0%             260         0.7%             60         0.2%
     Increase (decrease) in valuation
        allowance                                (7,705)        -78.8%        (10,882)       -30.4%       (10,107)       -41.7%
     Nondeductible compensation                       0          0.0%           1,000         2.8%            400         1.6%
     Tax on repatriation of foreign
        income in excess of foreign
        tax credits                                   0          0.0%           2,400         6.7%          1,674         6.9%
     Other, net                                     165          1.6%           2,465         6.9%          1,370         5.7%
                                          ==============  ============ =============== ============  ============= ============
Effective tax provision and rate                     $0          0.0%          $5,005        14.0%         $2,610        10.7%
                                          ==============  ============ =============== ============  ============= ============

           At December 31, 1996, the undistributed earnings of the foreign subsidiaries upon which no U.S. income taxes have been provided is immaterial.

(8) INDUSTRY SEGMENT AND GEOGRAPHIC OPERATIONS

           The Company operates in two industry sements: Software - providing CAD/CAM solutions and services including training and consulting services incident to those products; and OSS - providing services and training for other hardware and software products. Segment financial information is as follows:

                                                    Software                OSS              Consolidated
                                                -----------------     -----------------    -----------------
1994
Revenue                                             $    286,179          $    287,458         $    573,637
Gross Margin                                             183,279                90,715              273,994
Operating Expenses                                       174,726                39,816              214,542
Operating Income                                           8,553                50,899               59,452
Identifiable Assets
  Accounts Receivable                                     68,316                34,224              102,540
  Fixed Assets                                            43,420                24,955               68,375
  Other                                                    7,464                   750                8,214
Corporate Assets(b)                                            -                     -               84,055
                                                                                                   --------
Total Assets                                                                                        263,184
Capital Expenditures                                       6,077                 9,039               15,116
Depreciation and Amortization                             31,782                25,152               56,934
1995
Revenue                                                  286,601               220,473              507,074
Gross Margin                                             198,716                65,603              264,319
Operating Expenses                                       155,144                28,500              183,644
Operating Income                                          43,572                37,103               80,675
Identifiable Assets
  Accounts Receivable                                     64,332                27,939               92,271
  Fixed Assets                                            26,991                19,417               46,408
  Other                                                    2,105                   200                2,305
Corporate Assets(b)                                            -                     -              105,933
                                                                                                   --------
Total Assets                                                                                        246,917
Capital Expenditures                                       2,032                 7,140                9,172
Depreciation and Amortization                             18,811                12,146               30,957
1996
Revenue                                                  302,815               174,384              477,199
Gross Margin                                             218,685                39,698              258,383
Operating Expenses (a)                                   174,109                29,201              203,310
Operating Income                                          44,576                10,497               55,073
Identifiable Assets
  Accounts Receivable                                     76,563                25,946              102,509
  Fixed Assets                                            18,072                12,983               31,055
  Other                                                    1,276                     -                1,276
Corporate Assets(b)                                            -                     -               73,505
                                                                                                   --------
Total Assets                                                                                        208,345
Capital Expenditures                                       7,255                 4,224               11,479
Depreciation and Amortization                             13,138                10,325               23,463

--------------------
(a) Operating expenses for 1996 software company include a non-recurring charge of $14,500 for purchased R&D associated with an acquisition and restructuring costs associated with ongoing cost savings. Operating expenses for 1996 OSS business include a non-recurring charge of $5,000 associated with the write-off of fees and expenses incurred in connection with a terminated agreement to sell the OSS business.

(b) Corporate assets includes cash and cash equivalents, deferred tax assets, deferred finance costs, prepaid expenses and other assets.

    Geographic financial information is as follows:

                                                                                         Adjustments
                                     United                             Pacific              and
                                     States            Europe             Rim            Eliminations     Consolidated
                                 ---------------   ---------------   ---------------   ---------------  -----------------
1994
Sales to unaffiliated customers        $194,014          $275,544          $104,079               $0            $573,637
Intercompany transfers                  106,726            28,976                 0        (135,702)                   0
                                 ===============   ===============   ===============   ==============   =================
     Total revenue                      300,740           304,520           104,079        (135,702)             573,637
                                 ===============   ===============   ===============   ==============   =================
Operating income (loss)                (13,130)            42,396            30,186                0              59,452
                                 ===============   ===============   ===============   ==============   =================
Identifiable assets                     109,634           116,102            37,448                0             263,184
                                 ===============   ===============   ===============   ==============   =================
1995
Sales to unaffiliated customers        $164,891          $250,875           $91,308               $0            $507,074
Intercompany transfers                   92,056            25,847                 0        (117,903)                   0
                                 ===============   ===============   ===============   ==============   =================
     Total revenue                      256,947           276,722            91,308        (117,903)             507,074
                                 ===============   ===============   ===============   ==============   =================
Operating income                         15,326            52,837            12,512                0              80,675
                                 ===============   ===============   ===============   ==============   =================
Identifiable assets                      74,919           132,490            39,508                0             246,917
                                 ===============   ===============   ===============   ==============   =================
1996
Sales to unaffiliated customers        $176,503          $221,702           $78,994               $0            $477,199
Intercompany transfers                   86,291            10,238                 0         (96,529)                   0
                                 ===============   ===============   ===============   ==============   =================
     Total revenue                      262,794           231,940            78,994         (96,529)             477,199
                                 ===============   ===============   ===============   ==============   =================
Operating income (loss)                  23,133            32,014              (74)                0              55,073
                                 ===============   ===============   ===============   ==============   =================
Identifiable assets                      56,757           122,629            28,959                0             208,345
                                 ===============   ===============   ===============   ==============   =================

           Intercompany transfers between geographic areas are accounted for at prices which approximate arm's length transactions. Expenses incurred in one geographic area which benefit other areas have been allocated to each area on a percentage of revenue basis.

           Sales to unaffiliated customers outside the United States, including U.S. export sales, were approximately $395,805, $369,048 and $346,950 for the years ended December 31, 1994, 1995 and 1996, respectively, which represented 69%, 73% and 73% of total revenue.

(9) QUARTERLY RESULTS (UNAUDITED)

    Financial results by quarter for 1995 and 1996 are summarized below:

                                     First             Second              Third             Fourth
                                    Quarter            Quarter            Quarter            Quarter
                                 --------------     --------------     --------------     --------------
1995
Total revenue                         $119,475           $131,362           $125,387           $130,850
Gross profit                            59,231             66,977             65,214             72,897
Operating income                        14,547             20,209             21,221             24,698
Net income (a)                           2,946              7,127              8,023              4,720
Net earnings per share (b)                0.06               0.14               0.16               0.08
1996
Total revenue                         $113,235           $118,957           $123,253           $121,754
Gross profit                            60,528             64,206             67,914             65,735
Operating income (loss) (c)             17,084             19,467             22,753            (4,231)
Net income (loss) (c)                    8,168             10,653             13,094           (10,258)
Net earnings (loss) per share             0.13               0.16               0.20             (0.16)

(a) Net income for the fourth quarter of 1995 includes an extraordinary charge of $7,930 relating to a redemption premium and fees associated with the early retirement of the Company's $125,000 10 7/8% Senior Notes.

(b) The sum of the quarterly per share amounts does not equal the full year total due to the Company's share offering in the fourth quarter of 1995.

(c) The fourth quarter of 1996 includes a non-recurring charge of $14,500 for purchased R&D associated with an acquisition and restructuring costs associated with the ongoing cost savings and a non-recurring charge of $5,000 associated with the write-off of fees and expenses incurred in connection with a terminated agreement to sell the OSS business.

(10) EMPLOYEE RETIREMENT AND SALARY CONTINUATION PROGRAMS

           The Company maintains various employee retirement and salary continuation programs, as discussed below. The Company does not, however, maintain any post-employment benefit plans other than retirement plans.

Capital Accumulation Plan

           The Capital Accumulation Plan is available to all U.S. employees upon completion of one year of service. The plan provides various alternative investment funds in which the employee may elect to contribute pre-tax savings and the Company's matching contribution on a tax deferred basis. Under the plan, each participant may elect to withhold a percentage of their annual compensation. The Company makes matching contributions to the plan based on the employee's length of service with the Company. The matching contributions are made on a fiscal year basis to participants who are employed by the Company as of December 31 of each fiscal year. The matching contribution expense for the years ended December 31, 1994, 1995 and 1996 was $2,417, $1,989 and $1,905,
respectively.

Pension Plans

           The Company and its subsidiaries maintain various defined benefit and defined contribution pension plans covering substantially all employees. Benefits under the defined benefit plans are based upon length of service and average compensation and generally vest over two to ten years of service. Effective April 1, 1990, the Company froze the benefits under the U.S.
Pension Plan indefinitely.

           The actuarially computed net periodic pension cost for the defined benefit plans for the years ended December 31, 1994, 1995 and 1996 was comprised of the following:

                                                            U.S. Plan                                        Foreign Plans
                                          -------------------------------------------   ------------------------------------------
                                              1994           1995           1996           1994           1995           1996
                                          -------------   ------------   ------------   ------------   ------------   ------------
Interest cost                                   $2,427         $2,305         $2,607         $2,538         $2,628         $3,097
Service cost                                         0              0              0          3,241          2,530          2,269
Actual return on plan assets                     (176)        (1,877)        (1,247)            700        (4,148)        (3,779)
Net amortization and deferral                    (561)            707           (11)        (3,738)          1,184            579
                                          =============   ============   ============   ============   ============   ============
Net periodic pension cost                       $1,690         $1,135         $1,349         $2,741         $2,194         $2,166
                                          =============   ============   ============   ============   ============   ============

           The funded status of the defined benefit plans as of December 31, 1995 and 1996 is as follows:

                                                              U.S. Plan                   Foreign Plans
                                                ---------------------------   ---------------------------
                                                   1995           1996           1995           1996
                                                ------------   ------------   ------------   ------------
Actuarial present value of the accumulated
  benefit obligation                                $35,262        $35,898        $33,880        $41,125
                                                ============   ============   ============   ============
Vested benefit obligation                            35,262         35,898         30,285         38,626
                                                ============   ============   ============   ============
Projected benefit obligation                         35,262         35,898         38,424         45,994
Plan assets at fair value                            19,282         24,034         37,440         42,349
                                                ------------   ------------   ------------   ------------
Excess of projected benefit obligation over
 plan assets                                        15,980         11,864            984          3,645
Unrecognized net gain (loss)                        (8,540)        (7,994)          5,427          1,681
Minimum pension liability adjustment                  8,540          7,994              0              0
                                                ============   ============   ============   ============
Accrued pension cost                                $15,980        $11,864         $6,411         $5,326
                                                ============   ============   ============   ============

           Three international plans had an accumulated benefit obligation in excess of plan assets of $5,191 and $6,433 at December 31, 1995 and 1996, respectively.

           The following assumptions were used to determine the accrued pension cost for the U.S. plan in 1995 and 1996, respectively: the discount rates for computing the projected benefit obligation were 7.25% and 7.5%; the rate of compensation increase was zero for both years since benefits were frozen; and the annual rate of return on plan assets was 7.5% for both years. As a result of reducing the discount rate for computing the projected benefit obligation at December 31, 1995, the Company was required to record a minimum pension liability adjustment of $8,540. The Company did not record the tax benefit on this adjustment as realization was not assured. An adjustment of $546 was recorded in 1996 to reflect the increase in the discount rate. The plan assets consist primarily of guaranteed interest and investment contracts with insurance companies and banks. The Company contributes all amounts deemed necessary on an actuarial basis to provide the U.S. plan with assets sufficient to meet the benefits to be paid to plan participants. The amounts are determined by an independent actuary based on the Projected Unit Credit Actuarial Cost Method. Based on the actuarial valuations, the Company contributed $4,062, $6,306 and $4,919 to the plan during 1994, 1995 and 1996, respectively.

           The accrued international pension cost was actuarially computed using assumptions applicable to each subsidiary plan and economic environment. The following range of assumptions were used in the determination of the accrued pension cost in 1995 and 1996, respectively: the discount rates for computing the projected benefit obligation were 4.5% to 8.5% and 4.0% to 8.5%; the rates of compensation increase were 3.5% to 6.0% for both years; the rates of social security increases were 0.0% to 5.5% for both years; and the annual rates of return on plan assets were 5.5% to 9.0% and 4.5% to 9.0%. Plan assets primarily consist of guaranteed interest and investment contracts with insurance companies.

           The total expense for the defined contribution plans for the years ended December 31, 1994, 1995 and 1996 was approximately $347, $117 and $60, respectively.

Officers Life Insurance and Supplementary Retirement Plan

           The Company had an Officers Life Insurance and Supplementary Retirement Plan for certain former executives of the former Computervision. The full cost of this plan has been accrued for in the Consolidated Balance Sheets. The Company made retirement benefit payments of $294, $334 and $458 to certain former executives under this plan for the years ended December 31, 1994, 1995 and 1996, respectively.

Employment Agreements

           Russell E. Planitzer, Chairman of the Board of Directors and Kathleen
A. Cote, President and Chief Executive Officer, have each entered into employment agreements with the Company which provide for severance payments in the event their employment is terminated prior to the expiration of their employment terms. The severance amounts range from $300 to $5,600, depending on the timing and circumstances of the termination.

           All other executive officers have been afforded continuation of salary protection for one year if their employment with the Company is involuntarily terminated. The Company has entered into Retention Agreements with its corporate officers and certain key employees that provide for a continuation of salary and benefits in the event of a termination of employment under circumstances after a change of control of the Company has occured.

(11) STOCK PLANS

           The Company accounts for its stock issuance plans in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Effective January 1, 1996, the Company adopted the provisions of SFAS 123, "Accounting for Stock-Based Compensation". The Company has elected to continue to account for stock options at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

Restricted Stock Agreements

           During 1994, the Company received 300 shares of Common Stock from Lehman Holdings on the condition that the Company grant the shares to four executive officers under a Restricted Stock Agreement. The shares were issued without charge to four executive officers and vested ratably over a twelve month period ending September 1995. The Restricted Stock Agreement qualified as a compensatory stock plan, with the deferred compensation cost of $771 recognized ratably over the twelve month period from the issuance date.

Stock Option Plan

           In June 1992, the Board of Directors adopted the Company's 1992 stock option plan which provides for the grant of options to officers, employees, and consultants of the Company and its subsidiaries. A total of 4,400 shares of Common Stock was originally reserved for issuance under the Stock Option Plan. The Board of Directors amended the plan in September 1994 to authorize and reserve an additional 5,000 shares for grant under the plan. Options granted may be either incentive or non-qualified options. The options generally expire ten years from the date of grant and vest ratably over the first five years or four years, as determined by the

Compensation Committee. The Company has amended its 1992 Stock Option Plan to provide that 50% of the then unvested options of each option holder shall vest immediately upon a change of control of the Company.

Director Stock Option Plans

           In April 1993, the Board of Directors adopted the Company's 1993 Director Stock Option Plan to encourage ownership in the Company by non-employee Directors whose continued services are considered essential to the Company's future progress and to provide them with further incentive to remain as Directors of the Company. A total of 200 shares of Common Stock were reserved for issuance under this plan. Options for 102 shares were granted, of which 100 shares remain outstanding under this plan. Options granted are non-qualified and at the fair market value at the date of grant and vest ratably over a five year period.

           In January 1995, the Board of Directors adopted a new Director Option Plan which was approved by stockholders at the 1995 Annual Meeting of Stockholders. An additional 400 shares have been reserved for issuance. Options for 106 shares were granted in January 1995 in recognition of past service at an exercise price of $5.00 (fair value at grant date) and vest ratably over three years. The Plan provides that Directors will receive an annual option grant of 6 shares each that will vest in one year. The 1995 Director Option Plan supersedes the 1993 Director Stock Option Plan.

 SUMMARY OF STOCK OPTION PLAN ACTIVITY

                                                                                    OUTSTANDING OPTIONS
                                                                          -----------------------------------------
                                                   RESERVED                                    WEIGHTED-AVERAGE
                                                    SHARES                    NUMBER            EXERCISE PRICE
                                                 --------------           ---------------    ----------------------
Balance, December 31, 1993                               4,600                     3,737             $8.09
     Additional Reserved                                 5,000
     Granted                                                 -                     4,236              3.96
     Exercised                                               -                       -
     Cancelled                                               -                    (3,202)             8.67
                                                 --------------           ---------------
Balance, December 31, 1994                               9,600                     4,771              3.77
     Additional Reserved                                   400
     Granted                                                 -                      2,310              7.66
     Exercised                                               -                       (440)             4.08
     Cancelled                                               -                       (572)             4.15
                                                 --------------           ---------------
Balance, December 31, 1995                              10,000                     6,069              5.30
     Additional Reserved
     Granted                                                 -                     2,396              9.90
     Exercised                                               -                      (612)             3.84
     Cancelled                                               -                      (754)             4.67
                                                 ==============           ===============
Balance, December 31, 1996                              10,000                     7,099             $7.02
                                                 ==============           ===============


           At December 31, 1996 options to purchase 2,123 common shares were exercisable with a weighted average exercise price of $4.87 and 2,901 shares were available for future option grants.

           Had compensation costs for the stock option plans (including the Company's Employee Stock Purchase Plan) been determined using the fair value method, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                   1995                     1996
                                           --------------------    ---------------------
                Net Income
                  As reported              $          22,816        $          21,657
                  Pro forma                $          21,690        $          17,899
                Earnings per share
                  As reported              $            0.43        $            0.33
                  Pro forma                $            0.42        $            0.28


           Consistent with SFAS 123, pro forma net income and earnings per share have not been calculated for options granted prior to January 1, 1995. Pro forma compensation cost may not be representative of that to be expected in future years.

           The weighted average fair value of options granted was $4.41 for options granted during 1995 and $5.43 for options granted during 1996. The values were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively; risk-free interest rates of 6.25% and 5.99%, expected dividend yields of 0% for both periods, expected lives of 5 years for both years and expected volatilities of 57% and 56%.

The following is a summary of options outstanding and exercisable at December 31, 1996;

                                                 OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
                          ------------------------------------------------------------------     -----------------------------------

                               NUMBER            WEIGHTED-AVERAGE                                     NUMBER
      RANGE OF              OUTSTANDING             REMAINING            WEIGHTED-AVERAGE          EXERCISABLE      WEIGHTED-AVERAGE

  EXERCISE PRICES           AT 12/31/96          CONTRACTUAL LIFE         EXERCISE PRICE           AT 12/31/96       EXERCISE PRICE
---------------------     -----------------    ---------------------    --------------------     -----------------  ----------------

   $2.50 - $6.00                     3,850             7.4 years               4.19                         1,931              4.27
   $6.00 - $10.00                      876             9.6                     7.35                            16              6.57
  $10.00 - $14.50                    2,373             9.0                    11.49                           176             11.92
                          -----------------                                                      -----------------
                                     7,099             8.2                     7.02                         2,123              4.87
                          =================                                                      =================

Employee Stock Purchase Plan

           In April 1993, the Company established a domestic and an international employee stock purchase plan for all employees covering for a total of 750 shares of the Company's Common Stock. The plans permit employees of the Company to withhold up to 10% of their base compensation to purchase the Company's common stock at a 15% discount from the market price. The first offering commenced on July 1, 1993. Employees purchased 90 and 227 shares in 1995 and 1994, respectively for $264 and $671. The 1993 plans were closed in 1995.

           In April 1995, the Company established a new domestic and international employee stock purchase plan for all employees covering a total of 1,000 shares of the Company's Common Stock. The purchase terms are identical to the prior plan. The first offering commenced July 1, 1995. Employees purchased 83 and 75 shares in 1996 and 1995, respectively for $678 and $409. For pro forma compensation expense, the weighted average fair value of shares sold in 1996 was $2.83.

Stock Warrants

           In connection with a 1993 amendment to the Revolving Credit Facility, the Banks were issued a Common Stock purchase warrant that permits the Banks to purchase 200 shares of the Company's common stock at an exercise price of $3.88 per share (fair market value at date of issuance) through December 31, 1998. One bank exercised its warrant to purchase 92 shares in February 1996 for $356.

(12) RELATED PARTIES

           The following summarizes the significant related party transactions (See also Note 15 "Subsequent Event"):

           Several directors provided consulting services to the Company in 1994, 1995 and 1996 for which they received fees during a year ranging from $6 to $44.

           The Company recognized $11,200 of software product revenue from Peugeot SA during the quarter ended March 31, 1996. A member of senior management of Peugeot SA is also a director of the Company.

           At December 31, 1996, the Company had a loan of $200 outstanding to Mr. Gnatovich of which $100 will be forgiven ratably over the next 4 years of employment, the remaining $100 will be repaid by the deduction of $25 each year from any bonus payments owed.

           In 1994, pursuant to separate, substantially identical Registration Rights Agreements, the Company registered, under separate registration statements at the Company's sole expense, the shares of Common Stock owned by DR Holdings and private purchasers of shares from Lehman Holdings. The Company is obligated to maintain the Lehman Holdings purchasers' registration statement until May 31, 1997.

           In January 1993, Lehman Holdings (which at the time owned approximately 22% of the outstanding Common Stock of the Company) provided a Revolving Loan Facility to the Company which enabled the Company to borrow up to $25,000 if necessary in connection with posting a bond or paying a settlement or judgment in connection with certain antitrust litigation. In August 1993, Lehman Holdings agreed to extend the termination date of the Revolving Loan Facility from October 3, 1993 to July 3, 1994 for which it was paid an extension fee of $1,000 and a monthly availability fee of $250 through June 1994. In June 1994, the Company borrowed approximately $7,500 under the Revolving Loan Facility to settle the antitrust litigation and terminated the remainder of the commitment. The Company paid interest at LIBOR plus 5% on this loan. The loan was repaid in full on February 10, 1995.

           The Company's bylaws require that all transactions between the Company and its officers, Directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board and (ii) be on terms no less favorable to the Company than could be obtained from third parties. In addition, this policy requires that any loans by the Company to its officers, directors, or other affiliates be for bona fide business purposes only. The terms of the indentures associated with the Senior Subordinated Notes and the Revovling Credit Facility also contain restrictions on transactions with affiliates.

 (13) LITIGATION

           1) On March 28, 1991, Joseph and Josephine Dieter, former stockholders of the Company, brought suit against the Company, DR Holdings, DR Acquisition Corporation, a former subsidiary of DR Holdings, Mr. Russell E. Planitzer, Chairman of the Board of Directors of the Company, and Messrs. Don E. Ackerman and Peter M. Castleman, former directors of the Company, in the Court of Chancery of Delaware as both an individual and a class action (on behalf of all persons, other than the defendants, who were stockholders of the Company on December 28, 1989). The suit arises out of the merger between the Company and certain subsidiaries of DR Holdings, and the related merger agreement. The suit alleges, among other things, that, in connection with the acquisition of the Company by DR Holdings, the Board of Directors of the Company breached its fiduciary duties to the Company stockholders by (i) approving the merger which plaintiffs allege was unfair to Company stockholders, and (ii) by not withdrawing from the merger agreement and/or renegotiating the consideration that was to be received by Company stockholders whose shares were not purchased in the tender offer. The plaintiffs seek, among other things, an order granting all Company stockholders as of December 28, 1989 damages in an undetermined amount. The plaintiffs then filed an amended and supplemented complaint which removed DR Holdings as a defendant since it is in bankruptcy, and removed DR Acquisition Corporation since it had been merged into the Company. The trial occurred in September of 1996. The Company is in the process of filing post trial briefs and the Court is expected to have the matter under submission by July 1997. Although the parties have engaged in post-trial settlement discussions, it is not yet possible to predict the outcome or quantify any possible exposure to the Company. If this lawsuit is not settled, and the court awards the plaintiffs substantial monetary damages, it could have a material adverse effect on the Company's financial condition and results of operations.

           2) In a letter dated June 11, 1993, the United States Environmental Protection Agency ("EPA") notified the Company of its potential liability pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") for a release of hazardous substances disposed of at the Shaffer Landfill portion of the Ironhorse Park Superfund Site in Billerica, Massachusetts ("Shaffer Site"). The Company was one of approximately 60 businesses and individuals to receive such a letter. The Company is cooperating with approximately 30 other potentially responsible parties ("PRPs") who have formed a group, and expects to participate in the common efforts of that group. The Company has informed the EPA of its intent to cooperate with the other PRPs in common efforts. The Company investigated the extent of its involvement with the Shaffer Site and participated in a confidential mediation process which allocated remedial costs among the members of the PRP group. The Company has received information through the PRP group indicating that the anticipated costs of completing the EPA's proposed remedy at the Shaffer Site is likely to range between $20,000 and $33,000. After the PRPs failed to reach agreement with the EPA regarding settlement, the Department of Justice ("DOJ") and the Massachusetts Attorney General ("MAG") both filed complaints on January 5, 1995, seeking past costs against 10 PRPs. The Company was not named. However, it could be named later by the governments, and some of the named defendants have indicated they will commence third-party actions against other PRPs, including the Company, if ongoing negotiations do not result in a settlement. Negotiations have been ongoing relative to several substantive matters and the Company cannot predict at this time if any agreement on issues will be reached with the government.

           3) Several tax issues which pertain to Computervision tax returns for years prior to 1988 (when Computervision was acquired by Prime Computer, Inc.) remain outstanding. The most significant issue involves the qualification of a domestic international sales corporation ("DISC") for tax years 1983 and 1984. If the DISC is disqualified, the Company will be subject to additional tax and interest in the range of $9,000 to $12,000 after the usage of net operating losses. A trial on these issues was held before the Tax Court on October 25, 1994. On March 18, 1996 the Tax Court ruled in favor of the Company. On April 16, 1996 the Company filed a motion for Reconsideration with the Tax Court on the one issue, which concerned whether income was reportable as capital gain or ordinary income, on which the decision was unfavorable to the Company. The Motion for Reconsideration was denied by the Judge on May 27, 1996. The Company does not know whether the government will appeal the decision. Even if the government does not appeal the decision, the Company will owe some tax and interest on this case, but is also owed a refund on a related case. The computation of the tax payment and the timing of the tax payment and refund have not been determined. The Company's calculation of the adjustments resulting from the Court's decision were reviewed by Counsel and submitted to the IRS on November 12, 1996.

           4) The Company is involved in numerous other legal proceedings and litigation incidental to the normal course of the Company's business. The Company believes that the ultimate disposition of these other proceedings and litigation will not have a material adverse affect on the Company's financial position.

 (14) SELECTED FINANCIAL DATA

                                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------
                                                         1992           1993          1994         1995        1996
                                                   ---------------    ---------    ----------    --------   ---------
Total revenue                                          $1,065,579      $827,315     $573,637     $507,074    $477,199
Gross profit                                              459,587       322,966      273,994      264,319     258,383
Operating income (loss) (a)                                48,733     (517,992)       59,452       80,675      55,073
Income (loss) from continuing operations (b)            (142,189)     (571,107)        9,771       22,816      21,657
Net income (loss)                                       (225,872)     (571,107)        9,771       22,816      21,657
Pro forma earnings (loss) and earnings
 (loss) per share: (c)
   Continuing operations                                   (3.46)       (11.89)         0.20         0.43        0.33
   Net earnings (loss)                                     (6.09)       (11.89)         0.20         0.43        0.33
Cash dividends declared and paid                                -         1,440            -            -           -
Total assets                                              904,312       412,713      263,184      246,917     208,345
       Total long-term liabilities, less current portion  443,910       580,798      476,890      324,441     300,630
Stockholders' equity (deficit)                             48,979     (530,177)    (509,413)    (337,726)   (316,775)

------------
(a) Operating income (loss) included non-recurring charges of $25,000, $515,800 and $19,500 for the years ended December 31, 1992, 1993 and 1996, respectively.

(b) Loss from continuing operations for year ended December 31, 1992 also included charges of $64,050 associated with the Company's 1992 Recapitalization.

(c) Pro forma earnings (loss) from continuing operations per share and pro forma net loss per share for the year ended December 31, 1992 have been adjusted to reflect the Company's issuance of 23,000 shares of common stock in 1992 to retire certain long-term debt of the Company (see Note 1). The pro forma earnings (loss) from continuing operations per share and pro forma net earnings (loss) per share calculations, therefore, reflect, on a pro forma basis, the elimination of interest expense related to the retired portion of the debt and the issuance of the 23,000 shares.

(15) SUBSEQUENT EVENTS

     On March 19, 1997, the Company announced a termination of its agreement with J.F. Lehman & Company for the sale of its Open Service Solutions ("OSS") business unit and the signing of a non-binding letter of intent with M.D. Sass Investor Services, Inc. ("Sass"), a 17% shareholder of the Company.

     During the quarter ended March 30, 1997, the Company incurred a non-recurring charge of $7,000 related primarily to the reorganization of the OSS business as a stand alone business unit (primarily personnel reductions of approximately 60 positions in OSS and the closing of facilities), as well as expenses incurred in connection with the termination of the agreement to sell the OSS business to J.F. Lehman & Company.

     During the quarter ended June 29, 1997 the Company recorded a non-recurring charge, related primarily to the restructuring of the software business in order to reduce the costs in the business and improve operating results in future periods. Of the $45,000 non-recurring charge, $38,000 represents the cash portion and consists of primarily personnel reductions of approximately 300 positions and the closing of facilities.

     As a result of the shortfall in revenue and the non-recurring charge of $45,000 in the quarter ended June 29, 1997, the Company was unable to satisfy certain of the financial covenants, as amended under the Revolving Credit Facility. The default was not waived by the lending banks. As discussed below, the Company repaid the outstanding borrowings under the Revolving Credit Facility, including cash collateralizing the letters of credit and has since terminated the agreement.

     On July 18, 1997, the Company completed the sale of OSS to CVSI Inc. ("CVSI"). As a result of this transaction, the Company received $32,600 in cash, of which $7,600 was paid by Sass, for 76% of CVSI's Class A voting stock. The remaining $25,000 was paid to the Company by CVSI, and, in addition, the Company received a subordinated note from CVSI in the principal amount of $10,000. The Company will retain 24% of CVSI's Class A voting common stock and 100% of its Class B non-voting stock (to which it has currently assigned no value). Sass has been provided incentive options to purchase the remaining 24% Class A common stock held by the Company should it retire within the first year the $10,000 subordinated note as well as purchase all of the Class B non-voting stock for $15,000. In addition, the Company has agreed that if CVSI does not achieve certain specified levels of product revenues and operating margins from Computervision initiated referrals, CVSI will have the option to purchase, at a nominal price, some or all of the remaining Class A stock held by the Company. In no instance can CVSI raise additional funds without first applying the proceeds to retire the $10,000 subordinated note and purchase Class B stock for $15,000. The Company used approximately $14,000 of the cash proceeds to pay outstanding borrowings under the Revolving Credit Facility. The remaining cash proceeds were used for transaction costs and other working capital needs.

     On September 3, 1997, the Company closed an $8,500 bridge term loan (the "Bridge Term Loan") with M.D. Sass Corporate Resurgence Partners, L.P., an affiliate of Sass.

     In October 1997, the Company closed $17,500 in bridge financing with Foothill Capital Corporation, ("Foothill") a subsidiary of Norwest Corporation. A portion of the proceeds was used to repay the existing Bridge Term Loan. The $17,500 bridge financing is secured by substantially all of the Company's assets and matures on November 15, 1997 and accrues interest at a rate of 12.5%. The Company also received a proposal for a $47,250 credit facility with Foothill, which will be secured by substantially all of the Company's assets and will have a term of 18 months. The Company expects to close the facility by November 14, 1997, at which time it will repay the $17,500 bridge financing. Of the $47,250 facility, $41,000 is subject to a fixed borrowing base which does not fluctuate, and the remainder is subject to available eligible accounts receivable.

      The Company has experienced significant shortfalls in revenue, incurred significant operating losses and has significant negative working capital at September 28, 1997. The facility described above provides financing to meet the Company's immediate cash needs. If the Company were unable to secure additional financing, it would be unable to meet its remaining principal short-term liquidity requirements, including debt service, restructuring payments, normal working capital and other cash requirements, which would have a material adverse effect on the Company's on-going operations and would adversely affect the solvency of the Company. These issues raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     On November 3, 1997, the Company announced a definitive merger agreement with Parametric Technology Corporation ("PTC") under which PTC will acquire the Company in a stock for stock transaction. Under the terms of the transaction, each share of the Company's common stock will be exchanged for 0.0866 shares of PTC common stock. The transaction is intended to be accounted for as a pooling of interests and to qualify as a tax free reorganization. The agreement is subject to several conditions, including regulatory approvals and the approval of the Company's shareholders. If the merger is not consummated, the Company will have to either substantially curtail its business operations or seek protection under the bankruptcy laws.